Exhibit 99.1

Gap Inc. Reports Third Quarter Fiscal 2023 Results

SAN FRANCISCO – November 16, 2023 – Gap Inc. (NYSE: GPS), the largest specialty apparel company in the U.S., with a portfolio of brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its third quarter ended October 28, 2023.

“Gap Inc. delivered a solid performance in the third quarter. We were pleased to see market share gains as well as improvements in both gross margins and operating margins, demonstrating our ability to drive operating and financial discipline. This rigor has put the company on stronger financial footing and is enabling us to focus on reinvigorating our portfolio of brands, strengthening our operating platform, and reviving our culture for success,” said Gap Inc. President and Chief Executive Officer, Richard Dickson.

Third Quarter Fiscal 2023 – Financial Results

•Net sales of $3.8 billion, down 7% compared to last year, inclusive of an estimated 2 percentage points of negative impact from the sale of Gap China.
◦Comparable sales were down 2%.
◦Store sales decreased 6% compared to last year. The company ended the quarter with 3,533 store locations in over 40 countries, of which 2,598 were company operated.
◦Online sales decreased 8% compared to last year and represented 38% of total net sales.
•Gross margin of 41.3% increased 390 basis points versus last year’s reported gross margin and increased 260 basis points versus last year’s adjusted gross margin which excluded $53 million in impairment charges related to the decision to discontinue the Yeezy Gap business.
◦Merchandise margin increased 460 basis points versus last year on a reported basis. Compared to last year’s adjusted rate, merchandise margin increased 340 basis points primarily due to lower commodity costs and improved promotional activity in the quarter.
◦Rent, occupancy, and depreciation (ROD) deleveraged 70 basis points on a reported basis. Compared to last year’s adjusted rate, ROD deleveraged 80 basis points due to lower net sales in the quarter.
•Reported operating income was $250 million; reported operating margin of 6.6%.
•Adjusted operating income, excluding $5 million in restructuring costs, was $255 million; adjusted operating margin of 6.8%.
•The effective tax rate was 13% and included a benefit from the impact of foreign operations.
•Reported net income of $218 million; reported diluted earnings per share of $0.58.
•Adjusted net income of $221 million, excluding restructuring costs; adjusted diluted earnings per share of $0.59.

Third Quarter Fiscal 2023 – Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash and cash equivalents of $1.4 billion, an increase of 99% from the prior year.
•Year-to-date net cash from operating activities was $832 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $544 million.

•Ending inventory of $2.38 billion was down 22% compared to last year.
•Year-to-date capital expenditures were $288 million.
•Paid a third quarter dividend of $0.15 per share, totaling $55 million. The company’s Board of Directors approved a fourth quarter fiscal 2023 dividend of $0.15 per share.

Additional information regarding adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Third Quarter Fiscal 2023 – Global Brand Results

Old Navy:
•Net sales of $2.13 billion, down 1% compared to last year. The brand saw strength in women’s and kids and baby during the quarter, as well as an acceleration in the active category compared to the second quarter of fiscal 2023.
•Comparable sales were up 1%.

Gap:
•Net sales of $887 million, down 15% compared to last year. Excluding the estimated negative impact from the sale of Gap China and the shutdown of Yeezy Gap, net sales were down about 6% versus last year. The brand saw strength in women’s and baby during the quarter.
•Comparable sales were down 1%.

Banana Republic:
•Net sales of $460 million, down 11% compared to last year. Banana Republic continues to work toward re-positioning itself as a premium lifestyle brand and acquiring new, high-value customers.
•Comparable sales were down 8%.

Athleta:
•Net sales of $279 million, down 18% compared to last year. Sales in the quarter continued to be challenged as the brand laps last year’s elevated discount levels and the team works to re-engage its core customer through better product and brand right marketing.
•Comparable sales were down 19%.

Fiscal 2023 Outlook

“Our third quarter results reflect ongoing progress, with gross margin expansion and operating margin improvement, resulting in strong free cash flow generation,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “As we look to the remainder of the year, we are reaffirming our full year revenue outlook, which balances the progress we are seeing with a prudent view of the economic and consumer environment in which we are operating.”

The fourth quarter and fiscal 2023 will include an additional week estimated to positively impact net sales by $150 million. The company is estimating fourth quarter net sales, inclusive of the 14th week, to be flat to slightly negative compared to last year’s net sales of $4.2 billion as positive signs at Old Navy and Gap balance the continued work underway at Athleta and Banana Republic. As a reminder, the sale of Gap China to Baozun Inc. closed on January 31, 2023. Fourth quarter 2022 net sales included approximately $90 million in sales for Gap China.

The company continues to anticipate that fiscal 2023 net sales, inclusive of the 53rd week, could be down in the mid-single digit range compared to last year’s net sales of $15.6 billion. As a reminder, fiscal 2022 net sales included approximately $300 million in sales for Gap China.

The company continues to expect gross margin expansion for fiscal 2023. At the estimated level of sales described above, the company is planning adjusted operating expenses of approximately $1.4 billion in the fourth quarter and approximately $5.15 billion for fiscal 2023.

The company now expects fiscal 2023 capital expenditures of about $475 million, below its prior range of $500 million to $525 million, due in part to fewer store openings.

The company now expects to open a net total of 15 to 20 Old Navy and Athleta stores in fiscal 2023. The company continues to expect to close a net total of about 50 Gap and Banana Republic stores this year, completing its plan to close 350 Gap and Banana Republic stores in North America by the end of fiscal 2023.

Webcast and Conference Call Information
Emily Gacka, Director of Investor Relations at Gap Inc., will host a conference call to review the company’s third quarter fiscal 2023 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Gacka will be joined by Chief Executive Officer Richard Dickson and Chief Financial Officer Katrina O’Connell.

A live webcast of the conference call will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted gross margin, adjusted operating expenses/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, as well as expected adjusted operating expenses/adjusted SG&A. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release. A reconciliation of expected adjusted operating expenses/adjusted SG&A is not provided, in reliance on the exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because a comparable GAAP measure is not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of many of the costs and expenses that may be incurred in the future that could impact operating expenses/SG&A. In addition, we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of those costs and expenses may be material and have a significant and unpredictable impact on our future GAAP results.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: maintaining and delivering operational and financial rigor; reinvigorating our brands; the strength and continued evolution of our platform; reviving our culture; expected annualized cost savings; increasing the consistency of our performance; breaking through this season with campaigns and touchpoints that matter; strengthening our portfolio of brands with crisp identities and purpose; creating trend-right product assortments, with a clear point of view, to deliver on needs and wants; consistently delivering merchandising presentations and product storytelling that excites our customers; creating a better, more engaging omnichannel experience with a clear and compelling pricing strategy; communicating through innovative marketing to regain a powerful, ongoing voice in the cultural conversation; consistently executing with excellence at every touchpoint and interaction; Old Navy competing during the holiday season; Banana Republic’s evolution and thriving in the quiet luxury space; Athleta’s growth potential and long-term success; Athleta’s winning platform; headwinds in the fourth quarter at Athleta from heavy discounting in fiscal 2022; resetting Athleta; building on and leveraging operational capabilities to increase efficiency and support our brands; reinvigorating our portfolio while reviving a creative culture that attracts, retains and develops the best talent in the industry; discipline around margin recovery, expense actions, inventory management and maintaining a strong balance sheet; signs of progress and building momentum at Gap brand; higher earned interest on cash deposits in the fourth quarter; maintaining inventory discipline and utilizing our responsive levers to chase trends; expected fiscal 2023 ending inventories; the anticipated recovery timeline for Athleta and Banana Republic; expected Athleta net sales in the fourth quarter; the expected impact of an additional week in fiscal 2023 on fiscal 2023 net sales; November month-to-date sales trends; expected fourth quarter and fiscal 2023 net sales; expected fourth quarter and fiscal 2023 gross margin; expected merchandise margin in the fourth quarter and fiscal 2023; expected commodity and inflationary costs in the fourth quarter and fiscal 2023; expected air utilization in the fourth quarter and fiscal 2023; expected promotional activity in the fourth quarter and fiscal 2023; expected inventory levels and quality of assortments in the fourth quarter and fiscal 2023; expected ROD in the fourth quarter and fiscal 2023; expected adjusted operating expenses/SG&A in the fourth quarter and fiscal 2023; expected capital expenditures in fiscal 2023; expected store openings in fiscal 2023; generating sustainable, profitable growth, and delivering value for our shareholders over the long-term; expected Old Navy and Athleta store openings in fiscal 2023; and expected Gap brand and Banana Republic store closures in fiscal 2023.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements.

These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation; the overall global economic and geopolitical environment and the impact on consumer spending patterns; the risk that we fail to maintain, enhance, and protect our brand image and reputation; the highly competitive nature of our business in the United States and internationally; the risk that we may be unable to manage or protect our inventory effectively and the resulting impact on our gross margins, sales and results of operations; the risk that we fail to manage key executive succession and retention and to continue to attract and retain qualified personnel; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that restructuring our business may not generate the intended benefits and projected cost savings to the extent or on the timeline as expected; the risk that inflationary pressures continue to negatively impact gross margins or that we are unable to pass along price increases; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our franchisees and licensees could impair the value of our brands or fail to make payments for which we are liable; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; acts of terrorism or war, including the conflict between Russia and Ukraine and the conflict in Israel, and the impact on global market stability; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our efforts to expand internationally may not be successful; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations, that the seasonality of our business may experience changes, or that we may fail to meet financial market expectations; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the adverse effects of climate change on our operations and those of our franchisees, vendors and other business partners; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; our failure to satisfy regulations and market expectations related to our ESG initiatives; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that worsening global economic and geopolitical conditions could result in changes to the assumptions and estimates used when preparing our financial statements; the risk that changes in our business structure, our performance or our industry could result in reductions in our pre-tax income or utilization of existing tax carryforwards in future periods, and require additional deferred tax valuation allowances; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 16, 2023. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2022 net sales were $15.6 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 28, 2023	October 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,351	$679
Merchandise inventory	2,377	3,043
Other current assets	646	1,316
Total current assets	4,374	5,038
Property and equipment, net	2,552	2,788
Operating lease assets	3,200	3,341
Other long-term assets	926	833
Total assets	$11,052	$12,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,433	$1,388
Accrued expenses and other current liabilities	1,078	1,245
Current portion of operating lease liabilities	604	691
Income taxes payable	24	57
Total current liabilities	3,139	3,381
Long-term liabilities:
Revolving credit facility	—	350
Long-term debt	1,488	1,486
Long-term operating lease liabilities	3,456	3,673
Other long-term liabilities	509	539
Total long-term liabilities	5,453	6,048
Total stockholders' equity	2,460	2,571
Total liabilities and stockholders' equity	$11,052	$12,000

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$3,767	$4,039	$10,591	$11,373
Cost of goods sold and occupancy expenses	2,211	2,530	6,488	7,438
Gross profit	1,556	1,509	4,103	3,935
Operating expenses	1,306	1,323	3,757	3,974
Operating income (loss)	250	186	346	(39)
Interest, net	—	18	8	57
Income (loss) before income taxes	250	168	338	(96)
Income tax expense (benefit)	32	(114)	21	(167)
Net income	$218	$282	$317	$71
Weighted-average number of shares - basic	371	365	369	367
Weighted-average number of shares - diluted	375	366	373	370
Net earnings per share - basic	$0.59	$0.77	$0.86	$0.19
Net earnings per share - diluted	$0.58	$0.77	$0.85	$0.19

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 28, 2023 (a)	October 29, 2022 (a)
Cash flows from operating activities:
Net income	$317	$71
Depreciation and amortization	394	402
Loss on divestiture activity	—	35
Gain on sale of building	(47)	(83)
Change in merchandise inventory	(5)	(78)
Change in accounts payable	133	(503)
Change in accrued expenses and other current liabilities	(11)	(123)
Change in income taxes payable, net of receivables and other tax-related items	50	216
Other, net	1	(49)
Net cash provided by (used for) operating activities	832	(112)

Cash flows from investing activities:
Purchases of property and equipment	(288)	(577)
Net proceeds from sale of buildings	76	458
Proceeds from divestiture activity	9	—
Net cash used for investing activities	(203)	(119)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	350
Repayments of revolving credit facility	(350)	—
Payments for debt issuance costs	—	(6)
Proceeds from issuances under share-based compensation plans	18	23
Withholding tax payments related to vesting of stock units	(16)	(17)
Repurchases of common stock	—	(123)
Cash dividends paid	(166)	(166)
Other	(2)	(1)
Net cash (used for) provided by financing activities	(516)	60

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(7)	(25)
Net increase (decrease) in cash, cash equivalents, and restricted cash	106	(196)
Cash, cash equivalents, and restricted cash at beginning of period	1,273	902
Cash, cash equivalents, and restricted cash at end of period	$1,379	$706
__________
(a) For the thirty-nine weeks ended October 28, 2023 and October 29, 2022, total cash, cash equivalents, and restricted cash includes $28 million and $27 million, respectively, of restricted cash primarily recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 28, 2023	October 29, 2022
Net cash provided by (used for) operating activities	$832	$(112)
Less: Purchases of property and equipment	(288)	(577)
Free cash flow	$544	$(689)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results, on an annualized basis, against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales (b)	Operating Income	Operating Margin (b)	Income Tax Expense (Benefit)	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended October 28, 2023
GAAP metrics, as reported	$1,306	34.7%	$250	6.6%	$32	$218	$0.58
Adjustments for:
Restructuring costs (a)	(5)	(0.1)%	5	0.1%	2	3	0.01
Non-GAAP metrics	$1,301	34.5%	$255	6.8%	$34	$221	$0.59
__________
(a) Primarily represents consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.
(b) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2022
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of impairment related to the Yeezy Gap business and a gain on sale of building. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales (c)	Operating Income	Operating Margin (c)	Income Tax Expense (Benefit)	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended October 29, 2022
GAAP metrics, as reported	$1,509	37.4%	$1,323	32.8%	$186	4.6%	$(114)	$282	$0.77
Adjustments for:
Yeezy Gap impairment charges (a)	53	1.3%	—	—%	53	1.3%	9	44	0.12
Gain on sale of building (b)	—	—%	83	2.1%	(83)	(2.1)%	(17)	(66)	(0.18)
Non-GAAP metrics	$1,562	38.7%	$1,406	34.8%	$156	3.9%	$(122)	$260	$0.71
__________
(a) Represents the impairment charges as a result of the decision to discontinue the Yeezy Gap business, primarily related to inventory.
(b) Represents the impact of a gain on sale of our distribution center located in the United Kingdom.
(c) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter fiscal year 2023 and 2022 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended October 28, 2023
U.S. (1)	$1,917	$664	$398	$267	$15	$3,261
Canada	193	96	42	10	—	341
Europe	—	29	1	—	—	30
Asia	1	71	12	—	—	84
Other regions	15	27	7	2	—	51
Total	$2,126	$887	$460	$279	$15	$3,767
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended October 29, 2022
U.S. (1)	$1,936	$690	$448	$326	$4	$3,404
Canada	184	95	47	7	—	333
Europe	1	58	1	1	—	61
Asia	—	143	14	—	—	157
Other regions	16	55	7	6	—	84
Total	$2,137	$1,041	$517	$340	$4	$4,039
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 28, 2023	39 Weeks Ended October 28, 2023		October 28, 2023
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,238	24	11	1,251	19.9
Gap North America	493	1	14	480	5.1
Gap Asia (1)	232	1	7	137	1.2
Banana Republic North America	419	2	13	408	3.4
Banana Republic Asia	46	4	2	48	0.2
Athleta North America	257	24	7	274	1.1
Company-operated stores total	2,685	56	54	2,598	30.9
Franchise (1)	667	219	85	935	N/A
Total	3,352	275	139	3,533	30.9
__________
(1) The 89 Gap China stores that were transitioned to Baozun during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Asia excludes Gap China stores and the ending balance for Franchise includes Gap China locations transitioned during the period.